Exhibit 8.1
FULBRIGHT & JAWORSKI L.L.P.
A Registered Limited Liability Partnership
2200 Ross Avenue, Suite 2800
Dallas, Texas 75201-2784
www.fulbright.com
November 3, 2009
Holly Energy Partners, L.P.
100 Crescent Court, Suite 1600
Dallas, Texas 75201
RE: HOLLY ENERGY PARTNERS, L.P.
Ladies and Gentlemen:
We have acted as counsel for Holly Energy Partners, L.P., a Delaware limited partnership (the “Partnership”), in connection with the proposed offering and sale by the Partnership of an aggregate of 1,900,000 common units, and an option to purchase up to 285,000 additional common units to cover over-allotments, representing limited partner interests of the Partnership. We have also participated in the preparation of a Prospectus Supplement dated November 3, 2009 (the “Prospectus Supplement”), that supplements the Prospectus dated December 4, 2008 (the “Prospectus”), forming part of the Registration Statement on Form S-3 (No. 333-155537), declared effective by the Securities and Exchange Commission on December 4, 2008 (the “Registration Statement”).
All statements of legal conclusions contained in the section captioned “Material Tax Consequences” in the Prospectus, as modified and supplemented by the section captioned “Certain United States Federal Income Tax Considerations” in the Prospectus Supplement (as so modified and supplemented, the “Discussion”), unless otherwise noted and subject to the limitations, qualifications and assumptions stated in the Discussion, are our opinion with respect to the matters set forth therein as of the date of the Prospectus or the date of the Prospectus Supplement, as the case may be, and are, to the extent noted in the Discussion, based on the accuracy of certain factual matters. In addition, we are of the opinion that the description of federal income tax matters in the Discussion as to which no legal conclusions are provided is accurate (except for the representations and statements of fact of the Partnership and its general partner, included in the Discussion, as to which we express no opinion).
We hereby consent to the filing of this opinion of counsel as Exhibit 8.1 to the Current Report on Form 8-K of the Partnership dated on or about the date hereof, to the incorporation by reference of this opinion of counsel into the Registration Statement and to the reference to our firm in the Prospectus Supplement. In giving such consent, we do not admit that we are within the category of persons whose consent is required under
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Holly Energy Partners, L.P.
November 3, 2009

Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission issued thereunder.

Very truly yours,
/s/ Fulbright & Jaworski L.L.P.
FULBRIGHT & JAWORSKI L.L.P.